UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2016

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2016, XenoPort, Inc. (the “Company”) entered into a Lease (the “Lease”) with Informatica LLC (the “Landlord”) for approximately 34,329 square feet of office space in a building (the “Building”) located at 2000 Seaport Boulevard, Redwood City, California (the “Leased Premises”). The Company intends to use the Leased Premises as its new principal executive offices. The term of the Lease runs for approximately 38 months commencing on the date the Landlord delivers to the Company certain interim premises in the Building (which will be used by the Company pending delivery to the Company of the Leased Premises), which date is currently expected to be May 1, 2016 (the “Commencement Date”), and terminating on June 30, 2019 (the “Initial Term”), unless the Lease is terminated sooner as provided in the Lease. Assuming a Commencement Date of May 1, 2016, the approximate aggregate rent due over the Initial Term of the Lease will be approximately $5.0 million. The Company also has a conditional option to extend the Lease for one additional term of two years.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease. The Company intends to file a copy of the Lease as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2016.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: April 11, 2016	By:	/s/ Thomas P. McCracken
Thomas P. McCracken
Secretary